Filed Pursuant to Rule 424(b)(3)
File No. 333-252508

BLUEROCK TOTAL INCOME+ REAL ESTATE FUND
Class A Shares (TIPRX), Class C Shares (TIPPX), Class I Shares (TIPWX),
Class L Shares (TIPLX) and Class M Shares (TIPMX) of Beneficial Interest

Supplement dated July 3, 2025, to
each share class Prospectus dated February 1, 2025

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On July 3, 2025, the Board of Trustees of Bluerock Total Income+ Real Estate Fund (the “Fund”) approved a series of proposals intended to facilitate the conversion of the Fund from a closed-end fund operating as an interval fund pursuant to Rule 23c-3 under the Investment Company Act of 1940 to a listed closed-end fund (the “Conversion”) with shares of the Fund listed on the New York Stock Exchange (“NYSE”), subject to certain shareholder approvals and the approval of the NYSE and the satisfaction of its listing standards. In connection with the proposed Conversion, shareholders of the Fund are being asked to approve certain proposals (the “Conversion Proposals”), including the elimination of the Fund’s fundamental policy of making quarterly repurchase offers and certain updates to the Fund's Agreement and Declaration of Trust and Bylaws. A proxy statement detailing the Conversion Proposals is expected to be mailed to shareholders of the Fund in mid-July 2025, and related shareholder meetings are scheduled to be held on or about September 3, 2025. Please see the proxy statement for more information.
Upon shareholder approval of the Conversion Proposals, the Fund will stop conducting quarterly repurchase offers.  Once the Fund's shares are listed on an exchange, shareholders will be able to buy and sell shares on the exchange. However, there is no guarantee that the Conversion Proposals will be approved by the shareholders or that the Fund's shares will subsequently be approved for listing on the NYSE.
In light of the pending Conversion Proposals, effective July 3, 2025, the Fund has suspended the offering of its shares for sale. However, the automatic dividend reinvestment plan will continue to operate for shareholders who have elected to participate in the automatic dividend reinvestment plan.
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This Supplement, and the Prospectuses dated February 1, 2025, provide relevant information for all shareholders and should be retained for future reference.